EXHIBIT 99.1

Glen Ellyn, Illinois April 28, 2010 Company Release	Contact: Scott W. Hamer President/CEO 630-545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER 2010

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the holding company for Community Bank-Wheaton/Glen Ellyn (the “Bank”), reported net income (unaudited) for the three months ended March 31, 2010 of $110,000, compared to net income of $82,000 for the comparable prior year period.  Net income available to common shareholders, which takes into account the effect of preferred stock dividends, totaled $1,000 and $82,000 for the three months ended March 31, 2010 and 2009, respectively.  For the three months ended March 31, 2010, basic and diluted earnings per share totaled $0.00 compared to $0.07 for the three months ended March 31, 2009.  The increase in net income for the three months ended March 31, 2010 is primarily the result of the net effect of a $622,000 increase in net interest income, a $150,000 increase in provision for loan losses, a $402,000 increase in noninterest expense, and a $45,000 decrease in noninterest income.

Total assets at March 31, 2010 were $341.5 million, which represents no change when compared to December 31, 2009.  Decreases in loans receivable and cash and cash equivalents were offset by increases in other real estate owned, real estate held for investment and investment securities.  Loans receivable decreased $4.0 million, or 1.7%, to $228.9 million at March 31, 2010 from $232.9 million at December 31, 2009 and cash and cash equivalents decreased $802,000, or 3.1%, to $25.0 million at March 31, 2010 from $25.8 million at December 31, 2009.  Other real estate owned increased $1.5 million, or 61.2%, to $3.9 million at March 31, 2010 from $2.4 million at December 31, 2009.  In addition, real estate held for investment increased to $3.0 million at March 31, 2010 from zero at December 31, 2009 and investment securities increased $277,000, or 0.6%, to $44.8 million at March 31, 2010 from $44.5 million at December 31, 2009.  The decrease in loans and increases in other real estate owned and real estate held for investment during the three months ended March 31, 2010 is primarily due to the Bank (1) taking possession of three properties and transferring them to other real estate owned and (2) accepting a deed in lieu of foreclosure on another property, which has been leased.  Included in other real estate owned are three one-to-four family residences, two multi-unit condominium buildings and two mixed use commercial/residential properties.  Deposits decreased $571,000, or 0.2%, to $297.7 million at March 31, 2010 from $298.3 million at December 31, 2009.  This decrease primarily consists of decreases in; (1) interest bearing demand deposit accounts of $3.4 million, or 4.4%, to $74.1 million at March 31, 2010 from $77.5 million at December 31, 2009; (2) money market accounts of $1.3 million, or 3.1%, to $41.6 million at March 31, 2010 from $42.9 million at December 31, 2009; and (3) certificates of deposit of $5.7 million, or 4.7%, to $116.1 million at March 31, 2010 from $121.8 million at December 31, 2009.  These decreases were partially offset by an increase in regular savings accounts of $10.3 million, or 39.2%, to $36.4 million at March 31, 2010 from $26.1 million at December 31, 2009.  The increase in regular savings accounts is partially due to the introduction of a higher rate savings account recently introduced.  The percentage of regular savings accounts to total deposits increased to 12.2% at March 31, 2010 from 8.7% at December 31, 2009 and the percentage of certificates of deposit to total deposits decreased to 38.8% at March 31, 2010 from 40.5% at December 31, 2009.  Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $100,000, or 0.6%, to $14.7 million at March 31, 2010 from $14.8 million at December 31, 2009.

Stockholders’ equity increased $314,000, or 1.4%, to $23.0 million at March 31, 2010 from $22.7 million at December 31, 2009.  The increase in stockholders’ equity for the three months ended March 31, 2010 was primarily due to an increase of $295,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio and the Company’s increased net income for the three months ended March 31, 2010.  As of March 31, 2010 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value of $12.85 per share at that date.

Net interest income before provision for loan losses increased $621,000, or 30.8%, to $2.6 million for the three months ended March 31, 2010 as compared to the comparable prior year period.  A decrease in the average yield on interest-earning assets of 28 basis points to 4.83% for the three months ended March 31, 2010 from 5.11% for the prior year period was offset by a decrease in the average cost of interest-bearing liabilities of 84 basis points to 1.40% for the three months ended March 31, 2010, from 2.24% for the three months ended March 31, 2009.  The net interest margin, expressed as a percentage of average earning assets, increased 52 basis points to 3.52% for the three months ended March 31, 2010 from 3.00% for the three months ended March 31, 2009.  The average yield on loans decreased 23 basis points to 5.38% for the three months ended March 31, 2010 from 5.61% for the comparable prior year period.  This decrease is partially due to an increase in nonperforming loans.  Nonperforming loans increased $9.0 million, or 287.5%, to $12.2 million at March 31, 2010 from $3.0 million at March 31, 2009.

The provision for loan losses totaled $240,000 for the three months ended March 31, 2010 and $90,000 for the prior year period.  The increase in the provision is the result of management’s quarterly analysis of the allowance for loan loss.  Nonperforming loans decreased $2.8 million to $12.2 million, or 3.6% of total assets, at March 31, 2010 from $15.0 million, or 4.4% of total assets, at December 31, 2009.  The ratio of the allowance for loan losses to nonperforming loans totaled 39.2% and 32.0% at March 31, 2010 and December 31, 2009, respectively.  Management continues to take aggressive actions in dealing with problem credits.

Noninterest income decreased $45,000 to $483,000 for the three months ended March 31, 2010 as compared to the comparable prior year period.  The decrease is primarily due to a decrease in gain on sale of loans of $67,000 and a decrease in gain on sale of securities of $50,000, which was partially offset by an increase of $79,000 in gain on sale of foreclosed real estate.

Noninterest expense increased $402,000, or 16.6%, to $2.8 million for the three months ended March 31, 2010 as compared to the comparable prior year period.  This increase is primarily due to increases in compensation and benefits expense of $122,000, FDIC premiums of $100,000, other real estate owned (“OREO”) expenses of $102,000 and attorney’s fees of $47,000.  The increase in compensation and benefits expense is partially the result of higher health insurance costs.  The increase in OREO expenses and attorneys fees’ are related to the increase of $3.8 million in OREO to $3.9 million at March 31, 2010 compared to $112,000 at March 31, 2009.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $341.5 million in assets at March 31, 2010.  Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

For further information about the Company and the Bank visit them on the world-wide-web at www.cbwge.com.  In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.
Selected Consolidated Financial Data: (Unaudited)	March 31,	December 31,
(In thousands)	2010	2009
Total assets	$341,524	$341,530
Loans receivable, net	228,949	232,972
Investment securities available-for-sale	44,821	44,544
Deposits	297,740	298,311
FHLB Advances and other borrowings	14,700	14,800
Stockholders' equity	23,021	22,707
Nonperforming assets	16,095	17,431
Nonperforming loans	12,234	15,035
Allowance for loan losses	4,799	4,812
Selected ratios:
Total equity to total assets	6.74%	6.65%
Allowance for loan losses as a % of nonperforming assets	29.8%	27.6%
Allowance for loan losses as a % of loans	2.05%	2.02%
Book value per share	$12.85	$12.83
Market value per share	8.50	7.55
Quarterly net interest margin (1)	3.52%	3.27%

	Three months ended
	March 31,
Selected operating data: (Unaudited)	2010	2009
(In thousands, except per share data)
Interest income	$3,619	$3,427
Interest expense	981	1,411
Net interest income	2,638	2,016
Provision for loan losses	240	90
Net interest income after provision for loan losses	2,398	1,926
Noninterest income	483	528
Noninterest expense	2,829	2,427
Loss before income tax	51	27
Income tax benefit	(58)	(55)
Net income	110	82
Preferred stock dividends and accretion	(109)	--
Net income available to common shareholders	$1	$82

Income per share - basic	$--	$0.07
Income per share - diluted	$--	$0.07

Selected performance ratios:
Return on average assets (1)	0.13%	0.11%
Return on average equity (1)	1.72%	1.97%
Noninterest expense to average total assets (1)	3.40%	3.28%
Net interest margin (1)	3.52%	3.00%
Average total assets	$337,524	$300,499
Average total equity	25,976	16,850

(1) Annualized.